Exhibit 10.3

FORM OF MANAGEMENT AGREEMENT

THIS AGREEMENT is made effective the     day of                  , 2007 by and between NAVIOS MARITIME PARTNERS L.P., a limited partnership duly organized and existing under the laws of the Marshall Islands with its registered office at 85 Akti Miaouli Street, Piraeus, Greece 185 38 (“NMLP”) and NAVIOS SHIPMANAGEMENT INC., a company duly organized and existing under the laws of the Marshall Islands with its registered office at 85 Akti Miaouli Street, Piraeus, Greece 185 38 (“NSM”).

WHEREAS:

A.

NMLP, a limited partnership whose units will be listed and will trade on the New York Stock Exchange, owns vessels and requires certain commercial and technical management services for the operation of its fleet; and

B.	NMLP wishes to engage NSM to provide such commercial and technical management services to NMLP on the terms set out herein.

NOW THEREFORE, the parties agree that, in consideration for NSM providing the commercial and technical management services set forth in Schedule “A” to this Agreement (the “Services”), and subject to the Terms and Conditions set forth in Article I attached hereto, NMLP shall (i) during the first two (2) years of the initial term of this Agreement, pay to NSM the fees set forth in Schedule “B” to this Agreement (the “Fees”) and, if applicable, the Extraordinary Fees and Costs and (ii) during the remaining three (3) years of the initial term of this Agreement, reimburse NSM for the actual costs and expenses incurred by NSM in the manner provided for in Schedule “B” to this Agreement (the “Costs and Expenses”).

IN WITNESS WHEREOF the Parties have executed this Agreement by their duly authorized signatories with effect on the date first above written.

NAVIOS MARITIME PARTNERS L.P.,
By:
	Name:	Angeliki Frangou
	Title:	Chief Executive Officer

NAVIOS SHIPMANAGEMENT INC.,
By:
	Name:	Angeliki Frangou
	Title:	Chief Executive Officer

ARTICLE I

TERMS AND CONDITIONS

Section 1. Definitions. In this Agreement, the term:

“Additional Vessels” means Fantastiks, Navios Prosperity, Navios Aldebaran and Navios TBN (Hull No. ). Such Additional Vessels, after their acquisition by NMLP, for the purposes of this Agreement shall also be referred to herein as Vessels;

“Change of Control” means with respect to any entity, an event in which securities of any class entitling the holders thereof to elect a majority of the members of the board of directors or other similar governing body of the entity are acquired, directly or indirectly, by a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), who did not immediately before such acquisition own securities of the entity entitling such person or group to elect such majority (and for the purpose of this definition, any such securities held by another person who is related to such person shall be deemed to be owned by such person);

“Closing Date” means the closing date of the initial public offering of common units of NMLP;

“Extraordinary Fees and Costs” means the fees and costs listed in Schedule “C” to this Agreement;

“Limited Partnership Agreement” means the amended and restated agreement of limited partnership of NMLP dated as of                     , 2007 as from time to time amended;

“NGP” means Navios GP L.L.C., a Marshall Islands limited liability company that is the general partner of NMLP;

“NMLP Group” means NMLP, NGP and subsidiaries of NMLP;

“Unitholders” means holders of limited partnership units in NMLP; and

“Vessels” means all Panamax and Capesize vessels that are in the ownership of NMLP on the date of this agreement and the Additional Vessels.

Section 2. General. NSM shall provide the Services, in a commercially reasonable manner, as NMLP, may from time to time direct, all under the supervision of NMLP. NSM shall perform the Services to be provided hereunder in accordance with customary ship management practice and with the care, diligence and skill that a prudent manager of vessels such as the Vessels would possess and exercise.

Section 3. Covenants. During the term of this Agreement NSM shall:

(a) diligently provide or subcontract for the provision of (in accordance with Section 18 hereof) the Services to NMLP as an independent contractor, and be responsible to NMLP for the due and proper performance of same;

(b) retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Services; and

(c) keep full and proper books, records and accounts showing clearly all transactions relating to its provision of Services in accordance with established general commercial practices and in accordance with United States generally accepted accounting principles.

Section 4. Non-exclusivity. NSM and its employees may provide services of a nature similar to the Services to any other person. There is no obligation for NSM to provide the Services to NMLP on an exclusive basis.

Section 5. Confidential Information. NSM shall be obligated to keep confidential, both during and after the term of this Agreement, all information it has acquired or developed in the course of providing Services under this Agreement, except to the extent disclosure of such information is required by applicable law. NMLP shall be entitled to any equitable remedy available at law or equity, including specific performance, against a breach by NSM of this obligation. NSM shall not resist such application for relief on the basis that NMLP has an adequate remedy at law, and NSM shall waive any requirement for the securing or posting of any bond in connection with such remedy.

Section 6. Service Fee/Reimbursement of Costs and Expenses. In consideration for NSM providing the Services, (i) during the first two (2) years of the initial term of this Agreement, NMLP shall pay NSM the Fees as set out in Schedule “B” to this Agreement and the Extraordinary Fees and Costs, if applicable, and (ii) during the remaining three (3) years of the initial term of this Agreement, NMLP shall reimburse NSM for the actual costs and expenses incurred by NSM in the manner provided for in Schedule “B”.

Section 7. General Relationship Between The Parties. The relationship between the parties is that of independent contractor. The parties to this Agreement do not intend, and nothing herein shall be interpreted so as, to create a partnership, joint venture, employee or agency relationship between NSM and any one or more of NMLP or any member of the NMLP Group.

Section 8. Force Majeure and Indemnity.

(i)	Neither NMLP nor NSM shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.
(ii)

NSM shall be under no liability whatsoever to NMLP for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessels or Additional

Vessels) and howsoever arising in the course of performance of the Services, unless and to the extent that such loss, damage, delay or expense is proved to have resulted solely from the fraud, gross negligence or willful misconduct of NSM or their employees in connection with the Vessels, in which case (save where such loss, damage, delay or expense has resulted from NSM’s personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) NSM’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of US$3,000,000.

(iii)

Notwithstanding anything that may appear to the contrary in this Agreement, NSM shall not be responsible for any of the actions of the crew of the Vessels even if such actions are negligent, grossly negligent or willful.

(iv)

NMLP shall indemnify and hold harmless NSM and its employees and agents against all actions, proceedings, claims, demands or liabilities which may be brought against them arising out of, relating to or based upon this Agreement including, without limitation, all actions, proceedings, claims, demands or liabilities brought under or relating to the environmental laws, regulations or conventions of any jurisdiction (“Environmental Laws”), or otherwise relating to pollution or the environment, and against and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur due to defending or settling same, provided however that such indemnity shall exclude any or all losses, actions, proceedings, claims, demands, costs, damages, expenses and liabilities whatsoever which may be caused by or due to (A) the fraud, gross negligence or willful misconduct of NSM or its employees or agents, or (B) any breach of this Agreement by NSM.

(v)

Without prejudice to the general indemnity set out in this Section, NMLP hereby undertakes to indemnify NSM, their employees, agents and sub-contractors against all taxes, imposts and duties levied by any government as a result of the operations of NMLP or the Vessels, whether or not such taxes, imposts and duties are levied on NMLP or NSM. For the avoidance of doubt, such indemnity shall not apply to taxes imposed on amounts paid to NSM as consideration for the performance of Services for NMLP. NMLP shall pay all taxes, dues or fines imposed on the Vessels or NSM as a result of the operation of the Vessels.

(vi)	It is hereby expressly agreed that no employee or agent of NSM (including any sub-contractor from time to time employed by NSM and the employees of such sub-contractors) shall in any circumstances whatsoever be under any liability whatsoever to NMLP for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Section, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to NSM or to which NSM are entitled hereunder shall also be available and shall extend to protect every such employee or agent of NSM acting as aforesaid.

(vii)

NMLP acknowledges that it is aware that NSM is unable to confirm that the Vessels, their systems, equipment and machinery are free from defects, and agrees that NSM shall not under any circumstances be liable for any losses, costs, claims, liabilities and expenses which NMLP may suffer or incur resulting from pre-existing or latent deficiencies in the Vessels, their systems, equipment and machinery.

The provisions of this Section 8 shall remain in force notwithstanding termination of this Agreement.

Section 9. Term And Termination. With respect to each of the Vessels, this Agreement shall commence on the Closing Date and shall continue for five (5) years (as more specifically described on Schedule “D” to this Agreement), unless terminated by either party hereto on not less than one hundred and twenty (120) days notice if:

(a)	in the case of NMLP, there is a Change of Control of NSM;
(b)	in the case of NSM, there is a Change of Control of NGP or NMLP;
(c)	the other party breaches a material provision of this Agreement;
(d)	a receiver is appointed for all or substantially all of the property of the other party;
(e)	an order is made to wind-up the other party;
(f)

a final judgment, order or decree which materially and adversely affects the ability of the other party to perform this Agreement shall have been obtained or entered against that party and such judgment, order or decree shall not have been vacated, discharged or stayed; or

(g)

the other party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding shall be commenced.

This Agreement may be terminated by either party hereto on not less than three hundred and sixty-five (365) days notice for any reason other than any of the reasons set forth in the immediately preceding paragraph.

This Agreement shall be deemed to be terminated with respect to a particular Vessel in the case of the sale of such Vessel or if such Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned. Notwithstanding such deemed termination, any Fees outstanding at the time of the sale or loss shall be paid in accordance with the provisions of this Agreement.

For the purpose of this clause:

(i)	the date upon which a Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which NMLP ceases to be the legal owner of the Vessel;
(ii)

a Vessel shall not be deemed to be lost until either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred or the Vessel’s owners issue a notice of abandonment to the underwriters.

The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

Section 10. Fees Upon Termination with respect to a Vessel. Upon termination of this Agreement, the Fee or Costs and Expenses, as may be the case, shall be adjusted with respect to a Vessel as at the effective date of termination of this Agreement, based on the amounts set forth in Schedule “B”. Any overpayment shall forthwith be refunded to NMLP and any underpayment shall forthwith be paid to NSM.

Section 11. Surrender Of Books And Records. Upon termination of this Agreement, NSM shall forthwith surrender to NMLP any and all books, records, documents and other property in the possession or control of NSM relating to this Agreement and to the business, finance, technology, trademarks or affairs of NMLP and any member of the NMLP Group and, except as required by law, shall not retain any copies of same.

Section 12. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and (in relation to such subject matter) supersedes and replaces all prior understandings and agreements, written or oral, between the parties.

Section 13. Amendments to Agreement. NSM reserves the right to make such changes to this Agreement as it shall consider necessary to take account of regulatory changes which come into force after the date hereof and which affect the operation of the Vessels. Such changes will be conveyed in writing to NMLP and will come into force on intimation or on the date on which such regulatory or other changes come into effect (whichever shall be the later).

Section 14. Severability. If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

Section 15. Currency. Unless stated otherwise, all currency references herein are to United States Dollars.

Section 16. Law And Arbitration. This Agreement shall be governed by the laws of England. Any dispute under this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment then in force. The arbitration shall be conducted in accordance with the London Maritime Arbitrators’ (LMAA) Terms current at the time when the arbitration is commenced.

Save as after mentioned, the reference shall be to three arbitrators, one to be appointed by each party and the third by the two arbitrators so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment to the other party requiring the other party to appoint its arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) calendar days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) calendar days specified, the party referring the dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be as binding as if he had been appointed by agreement.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

Section 17. Notice. Notice under this Agreement shall be given (via hand delivery or facsimile) as follows:

If to NMLP:

85 Akti Miaouli Street

Piraeus, Greece 185 38

Attn: Villy Papaefthymiou

Fax: +(30) 210 453-1984

If to NSM:

85 Akti Miaouli Street

Piraeus, Greece 185 38

Attn: Villy Papaefthymiou

Fax: +(30) 210 453-1984

Section 18. Subcontracting And Assignment. NSM shall not assign this Agreement to any party that is not a subsidiary or affiliate of NSM except upon written consent of NMLP. NSM may freely sub-contract and sub-license this Agreement to any party, so long as NSM remains liable for performance of the Services and its other obligations under this Agreement.

Section 19. Waiver. The failure of either party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.

Section 20. Affiliates. This Agreement shall be binding upon and inure to the benefit of the affiliates of NMLP and/or NSM.

Section 21. Counterparts. This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

SCHEDULE A

SERVICES

NSM shall provide such of the following commercial and technical management services (the “Services”) to NMLP, as NMLP may from time to time request and direct NSM to provide:

(1)	Negotiating on behalf of NMLP time charters, bareboat charters and other employment contracts with respect to the Vessels and monitor payments thereunder;
(2)	Exercising of due diligence to:
(i)

maintain and preserve each Vessel and her equipment in full compliance with applicable rules and regulations, including Environmental Laws, good condition, running order and repair, so that each Vessel shall be, insofar as due diligence can make her in every respect seaworthy and in good operating condition;

(ii)	keep each Vessel in such condition as will entitle her to the highest classification and rating from the classification society chosen by her owner or charter for vessels of the class, age and type;
(iii)

prepare and obtain all necessary approvals for a shipboard oil pollution emergency plan (“SOPEP”) in a form approved by the Marine Environment Protection Committee of the International Maritime Organisation pursuant to the requirements of Regulation 26 of Annex I of the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, as amended (“MARPOL 73/78”), and provide assistance with respect to such other documentation and record-keeping requirements pursuant to applicable Environmental Laws;

(iv)

arrange for the preparation, filing and updating of a contingency Vessel Response Plan in accordance with the requirements of the U.S. Oil Pollution Act of 1990 as amended (“OPA”), and instruct the crew in all aspects of the operation of such plan;

(v)

inform NMLP promptly of any major release or discharge of oil or other hazardous material in compliance with law and identify and ensure the availability by contract or otherwise of a Qualified Individual, a Spill Management Team, an Oil Spill Removal Organisation (as such terms are defined by applicable Environmental Laws), and any other individual or entity required by Environmental Laws, resources having salvage, firefighting, lightering and, if applicable, dispersant capabilities, and public relations/media personnel to assist NMLP to deal with the media in the event of discharges of oil;

(vi)

arrange and procure for the vetting of the Vessels and NMLP or NSM by major charterers and arranging and attending relevant inspections of the Vessels, including pre-vetting inspections, or visits at the premises of NSM up to a maximum number of five inspection visits per Vessel per year to be attended by NSM, with additional visits to be for the account of NMLP; and

(vii)	provide copies of any vessel inspection reports, valuations, surveys or similar reports upon request.

NSM is expressly authorized as agents for NMLP to enter into such arrangements by contract or otherwise as are required to ensure the availability of the Services outlined above. NSM is further expressly authorized as agents for NMLP to enter into such other arrangements as may from time to time be necessary to satisfy the requirements of OPA or other Federal or State laws.

(3)	Storing, victualing and supplying of each Vessel and the arranging for the purchase of certain day to day stores, supplies and parts;
(4)	Procuring and arrangement for port entrance and clearance, pilots, vessel agents, consular approvals, and other services necessary or desirable for the management and safe operation of each Vessel;
(5)	Preparing, issuing or causing to be issued to shippers the customary freight contract, cargo receipts and/or bills of lading;
(6)	Performance of all usual and customary duties concerned with the loading and discharging of cargoes at all ports;
(7)	Naming of vessel agents for the transaction of each Vessel’s business;
(8)

Arrangement and retention in full force and effect of all customary insurance pertaining to each Vessel as instructed by the owner or charterer and all such policies of insurance, including but not limited to protection and indemnity, hull and machinery, war risk and oil pollution covering each Vessel; if requested by the owner or charterer, making application for certificates of financial responsibility on behalf of the Vessels covered hereunder;

(9)	Adjustment and the negotiating of settlements, with or on behalf of claimants or underwriters, of any claim, damages for which are recoverable under policies of insurance;
(10)	If requested, provide NMLP with technical assistance in connection with any sale of any Vessel. NSM will, if requested in writing by NMLP,

comment on the terms of any proposed Memorandum of Agreement, but NMLP will remain solely responsible for agreeing the terms of any Memorandum of Agreement regulating any sale;

(11)	Arrangement or the prompt dispatch of each Vessel from loading and discharging ports and for transit through canals;
(12)

Arrangement for employment of counsel, and the investigation, follow-up and negotiating of the settlement of all claims arising in connection with the operation of each Vessel; it being understood that NMLP will be responsible for the payment of such counsel’s fees and expenses;

(13)

Arrangement for the appointment of an adjuster and assistance in preparing the average account, taking proper security for the cargo’s and freight’s proportion of average, and in all ways reasonably possible protecting the interest of each Vessel and her owner; it being understood that NMLP will be responsible for the payment of such adjuster’s fees and expenses;

(14)

Arrangement for the appointment of surveyors and technical consultants as necessary; it being understood that NMLP will be responsible for the payment of such surveyor’s or technical consultant’s fees and expenses outside the ordinary course of business;

(15)

Negotiating of the settlement of insurance claims of Vessel owner’s or charterer’s protection and indemnity insurance and the arranging for the making of disbursements accordingly for owner’s or charterer’s account; NMLP shall arrange for the provision of any necessary guarantee bond or other security;

(16)	Attendance to all matters involving each Vessel’s crew, including, but not limited to, the following:
(i)

arranging for the procurement and enlistment for each Vessel, as required by applicable law, of competent, reliable and duly licensed personnel (hereinafter referred to as “crew members”) in accordance with the requirements of International Maritime Organisation Convention on Standards of Training Certification and Watchkeeping for Seafarers 1978 and as subsequently amended, and all replacements therefore as from time to time may be required;

(ii)	arranging for all transportation, board and lodging for the crew members as and when required at rates and types of accommodations as customary in the industry;
(iii)	keeping and maintaining full and complete records of any labour agreements which may be entered into between owner or disponent owner and the crew members and the prompt reporting to owner or disponent owner as soon as notice or knowledge thereof is received of any change or proposed change in labour agreements or other regulations relating to the master and the crew members;

(iv)	negotiating the settlement and payment of all wages with the crew members during the course of and upon termination of their employment;
(v)

the handling of all details and negotiating the settlement of any and all claims of the crew members including, but not limited to, those arising out of accidents, sickness, or death, loss of personal effects, disputes under articles or contracts of enlistment, policies of insurance and fines;

(vi)

keeping and maintaining all administrative and financial records relating to the crew members as required by law, labour agreements, owner or charterer, and rendering to owner or charterer any and all reports when, as and in such form as requested by owner or charterer;

(vii)	the performance of any other function in connection with crew members as may be requested by owner or charterer; and
(viii)	negotiating with unions, if required.
(17)

Payment of all charges incurred in connection with the management of each Vessel, including, but not limited to, the cost of the items listed in (2) to (16) above, canal tolls, repair charges and port charges, and any amounts due to any governmental agency with respect to the Vessel crews;

(18)

In such form and on such terms as may be requested by NMLP, the prompt reporting to NMLP of each Vessel’s movement, position at sea, arrival and departure dates, casualties and damages received or caused by each Vessel;

(19)

In case any of the Vessels is employed under a voyage charter, NMLP shall pay for all voyage related expenses (including bunkers, canal tolls and port dues) and NSM shall arrange for the provision of bunker fuel of the quality agreed with NMLP as required for any Vessel’s trade. NSM shall be entitled to order bunker fuel through such brokers or suppliers as NMLP deem appropriate unless NMLP instruct NSM to utilize a particular supplier which NSM will be obliged to do provided that the NMLP have made prior credit arrangements with such supplier. NMLP shall comply with the terms of any credit arrangements made by NSM on their behalf with NMLP’s consent;

(20)

NSM shall not in any circumstances have any liability for any bunkers which do not meet the required specification. NSM will, however, take such action, on behalf of NMLP, against the supplier of the bunkers, as is agreed with NMLP.

(21)

NSM shall make arrangements as instructed by the Classification Society of each Vessel for the intermediate and special survey of each Vessel and all costs in connection with passing such surveys (including dry-docking) and satisfactory compliance with class requirements will be borne by NSM.

SCHEDULE B

FEES AND COSTS AND EXPENSES

In consideration for the provision of the Services listed in Schedule “A” by NSM to NMLP, NMLP shall, during the first two (2) years of the initial term of this Agreement, pay NSM a fixed daily fee of US$4,000 per owned Panamax Vessel and $5,000 per owned Capesize Vessel, payable on the last day of each month, as set forth in the table below.

During the remaining three (3) years of the initial term of this Agreement, within thirty (30 days after the end of each month), NSM shall submit to NMLP for payment an invoice for reimbursement of the Costs and Expenses in connection with the provision of the Services listed in Schedule “A” by NSM to NMLP for such month. Costs and Expenses shall be determined in a manner consistent with how the fixed daily fee payable during the first two (2) years of the initial term of this Agreement was calculated and each statement will contain such supporting detail as may be reasonably required to validate such amounts due. NMLP shall make payment within fifteen (15) days of the date of each invoice. All invoices for Services are payable in U.S. dollars.

This Schedule will be amended from time to time to reflect the applicable fee for any Additional Vessel, it being understood that the applicable fee for Fantastiks and Navios TBN (Hull No.          ) will be a fixed daily fee of US$5,000 per owned vessel for the first two years of this Agreement.

Vessel Name	Fixed Daily Fee Payable During The First Two Years of this Agreement
(In U.S. Dollars)
Navios Alegria	4,000
Navios Felicity	4,000
Navios Gemini S	4,000
Navios Libra II	4,000
Navios Galaxy	4,000

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SCHEDULE C

EXTRAORDINARY FEES AND COSTS

Notwithstanding anything to the contrary in this Agreement, NSM will not be responsible for paying any costs liabilities and expenses in respect of a Vessel, to the extent that such costs, liabilities and expenses are “extraordinary”, which shall consist of the following:

(1)

repairs, refurbishment or modifications, including those not covered by the guarantee of the shipbuilder or by the insurance covering the Vessels, resulting from maritime accidents, collisions, other accidental damage or unforeseen events (except to the extent that such accidents, collisions, damage or events are due to the fraud, gross negligence or willful misconduct of NSM, its employees or its agents, unless and to the extent otherwise covered by insurance).

(2)

any improvement, upgrade or modification to, structural changes with respect to the installation of new equipment aboard any Vessel that results from a change in, an introduction of new, or a change in the interpretation of, applicable laws, at the recommendation of the classification society for that Vessel or otherwise.

(3)

any increase in administrative costs and expenses or crew employment expenses resulting from an introduction of new, or a change in the interpretation of, applicable laws or resulting from the early termination of the charter of any Vessel.

(4)

NSM shall be entitled to receive additional remuneration for time spent on the insurance, average and salvage claims (charged at the rate of US$[800] per man per day of eight (8) hours) in respect of the preparation and prosecution of claims, the supervision of repairs and the provision of documentation relating to adjustments).

(5)

NSM shall be entitled to receive additional remuneration for time (charged at the rate of US$[750] per man per day of 8 hours) for any time of over [10] days per year that the personnel of NSM will spend during vetting inspections and attendance on the Vessels in connection with the pre-vetting and vetting of the Vessels by any charterers. In addition NMLP will pay any reasonable travel and accommodation expenses of the NSM personnel incurred in connection with such additional time spent.

(6)	NMLP shall pay the deductible of any insurance claims relating to the Vessels or for any claims that are within such deductible range.

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(7)	NMLP shall pay any significant increase in insurance premiums which are due to factors such as “acts of God” outside of the control of NSM.
(8)	NMLP shall pay any tax, dues or fines imposed on the Vessels or NSM due to the operation of the Vessels.
(9)	NMLP shall pay for any expenses incurred in connection with the sale or acquisition of a Vessel, such as in connection with inspections and technical assistance.
(10)

NMLP shall pay for any costs, liabilities and expenses similar to those set forth in clauses (1) through (9) above that were not reasonably contemplated by NMLP and NSM as being encompassed by or a component of the Fees at the time the Fees were determined.

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